Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 3, 2010, except for the last paragraph of Note 1, as to which the date is January     , 2011, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-170965) and related Prospectus of Fluidigm Corporation for the registration of shares of its common stock.

ERNST & YOUNG LLP

Palo Alto, California

The foregoing consent is in the form that will be signed upon the completion of the restatement of the capital accounts described in the last paragraph of Note 1 to the consolidated financial statements.

/s/ Ernst & Young LLP

Palo Alto, California

January 28, 2011